U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2008

AMERICAN SCIENCE AND ENGINEERING, INC.

(Exact Name Of Registrant As Specified In Its Charter)

MASSACHUSETTS

(State or Other Jurisdiction of Incorporation)

1-6549	04-2240991
(Commission File Number)	(I.R.S. Employer Identification No.)

829 MIDDLESEX TURNPIKE, BILLERICA, MASSACHUSETTS	01821
(Address of Principal Executive Offices)	(Zip Code)

(978) 262-8700

(Registrant’s Telephone Number, Including Area Code)

N/A

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On February 7, 2008, the Board of Directors of American Science and Engineering, Inc. (the “Company”) approved the terms of an Employment Agreement (the “Agreement”) with its President and Chief Executive Officer, Anthony Fabiano. The Agreement contains provisions similar to those contained in Mr. Fabiano’s November 3, 2005 Change in Control and Severance Benefit Agreement and other agreements previously executed by Mr. Fabiano, which agreements have been superseded by the Agreement.

                Under the terms of the Agreement, the Company will employ Mr. Fabiano for an initial three-year term, which commenced on February 7, 2008, and which will automatically renew for successive terms of one year each, unless either the Company or Mr. Fabiano provides written notice that the Agreement shall not be renewed at least three (3) months prior to the expiration of the term.  Mr. Fabiano will receive an annual base salary of $500,000.  Mr. Fabiano will also be eligible to participate in the Company’s long-term incentive programs, in accordance with the terms thereof, on a basis at least as favorable as other senior executives of the Company.  Additionally, Mr. Fabiano will be eligible for an annual cash bonus with a target amount of 100% of his base salary and a maximum amount of 200% of his base salary.  The amount paid will be determined based upon objective performance metrics set by the Board of Directors.  In addition to participating in the Company’s employee benefit plans, Mr. Fabiano will receive certain additional life insurance and long-term disability insurance benefits.

                The Agreement also provides Mr. Fabiano with severance benefits if his employment is terminated under certain circumstances.  Specifically, if Mr. Fabiano’s employment terminates for any reason other than Cause or his resignation without Good Reason (each as defined in the Agreement), he is entitled to a pro rata bonus payment for the year in which termination occurs.  In addition, if Mr. Fabiano’s employment terminates by reason of his death, he is entitled to a lump sum payment equal to two times the average of his last three years of base salary, and the Company will continue to pay the premium cost of medical and dental insurance for his eligible dependents for 18 months.  If Mr. Fabiano’s employment terminates by reason of disability, the Company will continue to pay the premium cost of medical and dental insurance for 18 months and will continue to provide certain life insurance benefits for 18 months.  In the event the Company terminates Mr. Fabiano’s employment without Cause or if Mr. Fabiano resigns from his employment for Good Reason, he is entitled to receive a lump sum payment equal to two times the sum of his base salary and target bonus, and the Company will continue to pay the premium cost of medical and dental insurance and will continue to provide certain life insurance benefits for 18 months.

                Mr. Fabiano is also entitled to receive change of control benefits if the Company terminates his employment without Cause or he resigns for Good Reason within two years following a change of control of the Company.  In that instance, Mr. Fabiano would be entitled to receive a lump sum payment equal to 2.9 times the sum of his base salary and target bonus, and the Company will continue to pay the premium cost of continued medical and dental insurance and will continue to provide certain life insurance benefits for 3 years. In addition, all of Mr. Fabiano’s outstanding and unvested stock-based awards will accelerate.  In the event that any of Mr. Fabiano’s stock-based awards are not assumed or replaced upon a change of control of the Company, all such awards that are unvested shall become vested and exercisable immediately prior to the change of control, regardless of whether or not Mr. Fabiano’s employment has been terminated.  The change of control benefits may be reduced as necessary to minimize imposition of any tax under Section 4999 of the Internal Revenue Code, as amended.

                All severance benefits other than those paid in the event of termination by reason of Mr. Fabiano’s death are conditioned upon his signing a release of claims and complying with certain non-

disparagement obligations.  All severance benefits will be paid in accordance with Section 409A of the Internal Revenue Code, as amended.

                Mr. Fabiano is required to protect the secrecy of the Company’s confidential information.  Further, the Agreement contains an assignment of rights to intellectual property provision, as well as non-competition and employee and customer non-solicitation obligations extending for the duration of employment and for one year after employment terminates, unless Mr. Fabiano’s employment is terminated by the Company without Cause or he resigns for Good Reason within two years following a change of control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 13, 2008	AMERICAN SCIENCE AND ENGINEERING, INC.

	By:	/s/ KENNETH J. GALAZNIK
Kenneth J. Galaznik
Treasurer and Chief Financial Officer